CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 1, 2007 relating to the consolidated financial statements, which appears in Bionovo, Inc.'s Annual Report on Form 10-KSB for the year ended December 31, 2006. Our report expressed an unqualified opinion and contained an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share Based Payment, effective as of January 1, 2006. We also consent to the reference to us under the headings "Experts" in such Registration Statement.

PMB Helin Donovan, LLP

/s/ PMB Helin Donovan, LLP

San Francisco, California

June 25, 2007